February 15, 1999


Mr. John C. Heenan
138 Highspire Road
Richboro, PA 18954

Dear John:

         This letter will confirm our offer of employment as Senior Vice President, Finance and Administration of Envirosource, Inc., reporting directly to John DiLacqua, President and Chief Executive Officer.

         Your initial base salary will be $192,000 annually, payable in semi-monthly increments. In addition, you will be eligible for an annual incentive award equal to 45% of your base salary if certain financial and individual performance targets are achieved. For the first year of your employment, your minimum bonus will be 22.5% of your base salary.

         Information regarding the benefit package for which you will be eligible is enclosed. Our "flexible" benefits options should permit you to design a plan which meets your particular needs. After a one-year eligibility period, you will automatically enter the Envirosource Profit Sharing Plan, and be eligible to join the 401(k) Savings Plan if you so desire. This plan has the unusual feature of providing a dollar for dollar match up to 6% of your salary if you elect to invest in Company stock. Otherwise, the Plan matches alternative investments available to you at $.50 on the dollar.

         You will also be eligible for three (3) weeks vacation annually. Upon completing three years of service you will be eligible for four (4) weeks vacation.

         Following commencement of your employment, we will recommend to our directors that you be granted an option to purchase 15,000 shares of common stock of Envirosource, Inc. under our stock option plan. Specific information regarding this stock option will be forwarded to you by Leon Heller, Vice President, General Counsel & Secretary of Envirosource, under separate cover.

         If you are terminated without cause you will receive nine (9) months of salary continuation at your current base salary plus continuance of medical benefits through the severance pay period. We have provided you with a Non-compete and Non-disclosure agreement which you should sign and return to me at your earliest convenience.

         I believe this encompasses the major aspects of the employment offer we discussed. If I've missed anything, please let me know.

         I want to wish you well in your new career at Envirosource and I look forward to working with you. If you have any questions, please feel free to contact me.


                                                 Yours very truly,


                                                 /s/JOHN P. CARROLL
                                                 John P. Carroll
                                                 Vice President, Human Resources

JPC/wd




Understood and Agreed to:  /s/JOHN C. HEENAN           March 25, 1999

                           -----------------           --------------
                           John C. Heenan              Date